United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                  OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                      Commission File Number: 333-73036-11

                          ABN AMRO MORTGAGE CORPORATION
             (Exact name of Registrant as specified in its charter)

             Delaware                           36-3886007
 (State or other jurisdiction of    (I.R.S. Employer Identification No.)
          incorporation

                           135 SOUTH LASALLE STREET
                            CHICAGO, IL  60603
                                 (312) 904-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ABM AMRO MORTGAGE CORPORATION,
          Multi-Class Mortgage Pass-Through Certificates, SERIES 2002-9
            (Title of each class of securities covered by this Form)

            --------------------------------------------------------

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains). Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(i) [X]
   Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii) [ ]
    Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i) [ ]
   Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or notice date: NOT APPLICABLE.

Pursuant to the requirements of the Securities Exchange Act of 1934 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 24, 2004          WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
                               as Servicer under the Pooling and Servicing
                               Agreement, on behalf of
                               ABN AMRO Mortgage Corporation


                          By: /s/ David H. Zielke
                              -----------------------------------------
                              David H. Zielke
                              First Vice President and Counsel
                              (Authorized Officer)